Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUTRITION 21, INC.
(Exact name of registrant as specified in its charter)

New York	11-2653613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Manhattanville Road
Purchase, New York 10577
(914) 701-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Benjamin T. Sporn
Vice President, General Counsel and Secretary
4 Manhattanville Road
Purchase, New York 10577
(914) 701-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area
Code, of Agent For Service)

Copies to:

Jeffrey Folger, Esq.
521 Fifth Avenue
New York, New York 10175
Phone (212) 697-6464

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1) (2)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.005	15,000,000	$1.66	$24,900,000	$764.43

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $1.66 per share based upon the average of the high and low prices of $1.69 and $1.63 on June 27, 2007.

(2) Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2007

PROSPECTUS

15,000,000 SHARES OF
COMMON STOCK

From time to time, we may sell up to 15,000,000 shares of common stock. We will specify in any accompanying prospectus supplement the terms of any offering. The prospectus supplement may also update or change the information set forth in this prospectus. Our common stock is traded on the NASDAQ Capital Market under the trading symbol “NXXI.” On June 27, 2007, the last reported sales price for our common stock was $1.65 per share.

You should read this prospectus and any prospectus supplement carefully before you invest.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We will sell the common stock directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                    , 2007

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of shares of common stock.

 ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may sell up to15,000,000 shares of our common stock from time to time. This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain more specific information about the stock offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF COMMON STOCK UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

 THE COMPANY

We are a New York corporation that was incorporated on June 29, 1983. Our executive offices are located at 4 Manhattanville Road, Purchase, New York 10577 and our telephone number at that address is (914)-701-4500. Our website address is www.nutrition21.com. The information on our website is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

We are a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. We are also the exclusive importer of Icelandic fish oils and omega-3 fatty acids following our acquisition of Iceland Health, Inc.

We market Chromax® chromium picolinate, which is the most-studied form of the essential mineral chromium. Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular disease, control carbohydrate cravings and fight weight gain, is now available through food, drug and mass retailers nationwide. We also developed and market Diachrome®, a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is available in select drug retailers nationwide. We hold 36 United States patents for nutrition products and uses, 26 of which are for chromium compounds and their uses

We completed the merger of Iceland Health, Inc. (“Iceland Health”) into our wholly owned subsidiary, Iceland Health, LLC on August 25, 2006 and, as a result of the acquisition, have the exclusive US rights to market and sell fish oil and omega-3 fatty acids that are manufactured by an Iceland company to pharmaceutical standards utilizing a patented distillation process. Iceland Health, Inc. has marketed its products through direct response channels including TV infomercials, print, radio, direct mail and internet e-commerce.

Over the last year we have transitioned from an ingredients model to a supplier of finished products. The acquisition of Iceland Health builds on our strategy to leverage our biosciences roots and to continue to develop and market proprietary and clinically substantiated nutraceuticals that address significant health care concerns. With our omega-3 business, we offer a broad line of proprietary products shown to be effective in the areas of insulin resistance, obesity, diabetes, cardiovascular disease, depression and joint health. We have a retail sales force and have established relationships with the major retailers in the U.S. and are taking the Iceland Health franchise into retail. We will also continue to support our Chromax® chromium picolinate marketing initiatives with TV advertising and other direct marketing.

 RISK FACTORS

Investment in our common stock involves a high degree of risk. Before purchasing any of our common stock, you should consider carefully the factors discussed below. Each of these factors could adversely affect our business, operating results, financial condition, and the value of an investment in our common stock.

An investment in the Company involves the following risks, among others.

WE HAVE NOT BEEN PROFITABLE FOR THE LAST FIVE FISCAL YEARS

We had net losses of $10.317 million, $7.044 million, $5.901 million, $10.506 million and $6.011 million for the fiscal years ended on June 30, 2006, 2005, 2004, 2003 and 2002, respectively. We have also had a $10.986 million loss for the nine months ended March 31, 2007. We have had net losses periodically from our inception as a Company in 1983 through the third fiscal quarter ended March 31, 2007. As of March 31, 2007, our accumulated losses aggregated approximately $83.271 million.

In the fiscal years ending June 30, 2007, 2008 and 2009, respectively, we expect to incur approximately $1.5 million, $0.5 million and $0.3 million of expenses for accretion of debt discount and amortization of debt issuance costs on preferred stock we issued in 2005. The issuance of additional securities may increase these expenses.

RISK ASSOCIATED WITH MARKETING

We will likely continue to be unprofitable in the future should we fail to increase our revenues significantly from the retail distribution arrangements reached with mass retailers. To succeed with these arrangements we will have to launch and maintain successful marketing campaigns to encourage consumers to purchase branded products stocked by these retailers. Our failure to promptly stimulate such demand could cause retailers to terminate their relationship with us. Our arrangements with mass retailers are terminable by them on notice.

RISK ASSOCIATED WITH THE ACQUISITION OF ICELAND HEALTH, INC.

We acquired Iceland Health in August 2006 and filed with the SEC financial statements related to the acquisition on November 8, 2006. Significant positive contributions by Iceland Health to the Company's results depend, among other things, on the Company's ability to successfully introduce Iceland Health's omega-3 products into the Company's distribution channels with strong marketing campaigns, and on the successful integration of Iceland Health into our current business.

POSSIBLE NEED FOR ADDITIONAL FUNDS

To support the marketing and other expenses we envision, we may also need to raise additional funds. There is no assurance that additional funds will be available on terms favorable to the Company and its shareholders, or at all.

RISK ASSOCIATED WITH LACK OF DIVERSIFICATION

Our business currently depends on two basic products: chromium picolinate and related compounds, and omega 3 fish oils and fatty acids. Our failure to diversify beyond these products could affect us adversely if, for whatever reason, we do not achieve satisfactory levels of sales of these products.

SEVERAL RESEARCHERS HAVE QUESTIONED THE SAFETY OF CHROMIUM PICOLINATE, AND WE MAY BE LIABLE FOR DAMAGES IF OUR PRODUCTS ARE PROVEN TO HAVE HARMFUL SIDE EFFECTS.

In 1995 and 2002, a research group headed by Dianne Stearns, Ph.D. (University of Dartmouth College and Northern Arizona University) administered chromium picolinate in a laboratory to Chinese hamster ovary cell lines and reported safety concerns. Also, in 2003, a research group headed by John Vincent, Ph.D. (University of Alabama) administered chromium picolinate to fruit flies and reported safety concerns.

See “The Chromium Franchise” for recent safety announcements issued by the United States' Food & Drug Administration (FDA) and the United Kingdom's Food Standards Agency (FSA). However, the Stearns and Vincent studies can nevertheless reduce the marketability of our products. In addition, if in fact safety concerns are well founded for humans, our viability will be affected since our revenues are primarily derived from the sale of chromium picolinate for inclusion in nutritional supplement products.

Harmful effects could also result in legal action against our Company. We have $5.0 million of product liability insurance for the products we currently market and intend to obtain product liability insurance for products we will market in the future. We may not succeed in obtaining additional insurance or obtaining insurance sufficient to cover all possible liabilities. No material liability claims have been asserted against us to date.

WE HAVE LIMITED EXPERIENCE IN SALES TO THE CONSUMER MARKET

We have limited experience in sales of branded products to the consumer market, and we have not been successful in this market. Although we have entered into distribution arrangements with mass retailers, we have only limited experience in marketing to the consumer market. We have retained a former principal of Iceland Health as an executive of the Company. Although this executive has experience in direct response marketing, he has not engaged in distribution through retail channels.

TO SELL PRODUCTS IN HEALTH CARE CHANNELS, WE WILL HAVE TO SUCCESSFULLY COMMUNICATE OUR PRODUCT HEALTH BENEFITS TO THE MEDICAL COMMUNITY.

We plan to build awareness for our products through media campaigns that leverage research outcomes, and through testimonials from health care professionals. If these efforts are not successful we will not be able to compete in this market and the products we propose for this market will fail.

IF WE ARE UNABLE TO DEFEND OUR MARKET POSITION FROM LARGER, BETTER-FINANCED COMPETITORS, OUR BUSINESS COULD SUFFER.

In considering our competitive position in chromium-based products, we distinguish between our ingredients business, on the one hand, and our therapeutic branded products, on the other. We have a relatively strong position for existing stand-alone chromium sales where we believe that we have an approximately 80% share of the market, and we have a 15% market share for sales of chromium into multi-ingredient products, based on reports on retail sales furnished by SPINS and Information Resources Inc. SPINS and Information Resources Inc. are in the business of providing sales and marketing data. Our major competitor is InterHealth Nutraceuticals Inc. which is a privately held company that markets chromium polynicotinate. Based on SPINS data, we estimate that InterHealth has approximately a 12% share of the market for stand-alone chromium sales.

Our therapeutic branded business confronts many large established companies in a huge industry that serves the diabetes therapeutic market. The market is served by the major pharmaceutical companies such as Eli Lilly, Johnson & Johnson, Bristol-Myers Squibb, and GlaxoSmithKline that offer various medications to diabetics. Our success in this arena will in large part depend on our obtaining a scientific consensus that our supplement offers benefits that are competitive with the numerous products offered by companies that participate in this business.

Our omega-3 business is highly competitive. As we enter retail distribution channels with our omega-3 products, we will be entering an intensely competitive market with large established companies and brands such as Bumble Bee Seafoods, Nordic Naturals and Puritan's Pride.

The nutritional product industry and the related drug industries are, of course, intensely competitive. Our competitors include major companies with raw materials and finished product divisions that also engage in the development and sale of dietary supplements. The great majority of these competitors have financial and technical resources as well as production and marketing capabilities substantially greater than ours. In addition, many of our competitors have experience significantly greater than we have in the development and testing of new or improved products.

OUR PRODUCTS MAY BECOME OBSOLETE DUE TO TECHNOLOGICAL ADVANCES.

We are developing products in areas that are undergoing rapid technological advances and we may be unable to take advantage of these advances. In addition, the successful application of these technological advances by competitors may render our products obsolete. In the nutrition supplement market there are numerous products for which claims are made similar to those we make for chromium picolinate and omega-3 products.

The Company is not aware of any studies that compare the relative advantages or disadvantages of the Company's chromium-based products as against other competitive products. Research supporting competitors' claims in the nutrition supplement market is not subject to mandatory review by any government agency. Therefore, new products can appear and be brought to market rapidly and with little advance notice. Competitive products may appear or be supported by new research before we are able to respond with new product development or countervailing research. If competing products are developed that customers believe are superior to our products, sales of our products could decline and our business would be harmed.

IF WE ARE NOT ABLE TO MEET REGULATORY REQUIREMENTS THAT APPLY TO OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM WITH CLAIMS FOR THEIR USE.

The U.S. Food and Drug Administration regulates the labeling and marketing of our dietary supplements under the Dietary Supplement and Health Education Act, also known as DSHEA. Under DSHEA, we are required to submit for FDA approval claims regarding the effect of our dietary supplements on the structure or function of the body. DSHEA also requires FDA approval for health claims that relate dietary supplements to disease prevention.

Under DSHEA, within 30 days after first marketing a product, a company must submit to the FDA for review each claim (other than a qualified health claim) by the company that the product benefits bodily structure or function. If the FDA believes that a claim suggests the product is intended to diagnose, treat, cure or prevent a disease, it will reject the claim, usually within three months, in which case the company may no longer make the claim. To date, the FDA has not rejected any of our claims for benefit to bodily structure and function that are significant for the marketing of our products. Should the FDA in the future reject significant claims, we may be unable to interest consumers in purchasing our products.

The FDA review of health claims requires significant scientific agreement that the totality of the data supports the claims that a product prevents disease. We applied for a qualified health claim on December 19, 2003, related to the prevention of diabetes. In August 2005, the FDA recognized chromium picolinate as a safe nutritional supplement that may reduce risk of insulin resistance and possibly type 2 diabetes, and concluded that there is credible evidence to support the following qualified health claim:

“One small study suggests that chromium picolinate may reduce the risk of insulin resistance, and therefore possibly may reduce the risk of type 2 diabetes. FDA concludes, however, that the existence of such a relationship between chromium picolinate and either insulin resistance or type 2 diabetes is highly uncertain.”

The FDA declined to permit other qualified health claims that were proposed by the Company.

WE ARE SUBJECT TO A FEDERAL TRADE COMMISSION CONSENT AGREEMENT THAT MAY ADVERSELY AFFECT OUR BUSINESS.

The Federal Trade Commission ("FTC") regulates product-advertising claims, and requires that claims be supported by competent and reliable scientific evidence. Prior to our acquisition of a California limited partnership called Nutrition 21 ("Nutrition 21 LP"), the FTC opened an inquiry into certain of the claims that Nutrition 21 LP was making for chromium picolinate. The inquiry was terminated by the FTC with Nutrition 21 LP entering into a consent agreement that requires Nutrition 21 LP to support its claims by competent and reliable scientific evidence. After we acquired Nutrition 21 LP, we undertook new clinical studies to support the claims we intended to make for our products. The FTC has subsequently audited our chromium picolinate advertising and has not found either a lack of competent and reliable scientific evidence or a failure to comply with the consent agreement. We are discussing with the FTC whether we should have any liability for weight loss advertising claims that were made on QVC, Inc. televised shopping programs for Lite Bites consumer products. The FTC continues to monitor our advertising and could limit our advertising in ways that could make marketing our products more difficult or result in lost sales.

WE HAVE NO PROPRIETARY RIGHTS IN OUR OMEGA 3 PRODUCT

Although the manufacturer of our omega-3 product uses a patented distillation process to remove toxins and dioxins form the fish oils from which the product is derived, the product itself is not patented. Further, it competes with omega 3-fatty acids that are derived by competitors directly from algae in a process that does not need to remove toxins and dioxin.

IF WE DO NOT ENFORCE OUR PATENT RIGHTS, OR ARE UNSUCCESSFUL ENFORCING OUR PATENT RIGHTS, WE WILL FACE INCREASED COMPETITION.

Our significant patents consist of:

• three method of use patents that expire in 2009 that cover the use of chromium picolinate for improving body composition, glucose stabilization and cholesterol maintenance,

• another method of use patent that expires in 2015 and covers the use of high doses of chromium picolinate for glucose stabilization,

• four patents that expire in 2017 and cover the use of chromium for relieving the symptoms of depression and pre-menstrual syndrome,

• two composition of matter patents that expire in 2017 and cover chromium picolinate and biotin compositions and their use for stabilizing serum glucose,

• one composition of matter patent that expires in 2017 and covers a composition of chromium picolinate and other ingredients and its use for improving body composition, and

• 12 other chromium-based patents that expire in 2017, 2018 and 2021 that cover a range of compositions and uses for which we do not offer products.

We have also applied for eleven other United States patents relating to improving insulin sensitivity, improving immune function, reducing hyperglycemia, and treatment of diabetes, dyslipidemia, hypercholesterolemia and other diseases. If we do not obtain patent protection, our ability to develop and market products for these disease states will be adversely affected, since we will be subject to competition on the products we develop. To date, we have not been denied a patent on any application. However, there is no guarantee a patent will be granted in each instance.

Composition of matter patents protect the manufacture, sale or use of a product. Method of use patents cover the use of a product. Method of use patents are more difficult to enforce since the actual infringer is the person that takes the chromium picolinate for the patented use. In order to enforce a method of use patent against manufacturers or sellers, the patent owner must prove contributory or induced infringement, which is more difficult than enforcing a composition of matter patent.

We are from time to time faced with competition from companies, including importers, that disregard our patent rights. Companies frequently take calculated risks that we will not sue to enforce our patent rights against them and that we will not prevail in any suits that we do bring. In considering whether to bring a suit, we take into account the legal costs of enforcing the patent.

Competitors who disregard our patent rights can undercut our prices because they avoid paying for the technology in their products.

We brought approximately 20 patent infringement suits under a composition of matter patent that expired in 2001. These suits were settled in our favor, in some cases by agreement of the infringing party to purchase designated amounts of products from us, and in other cases by cash payments to us. We also brought two infringement suits under our patents that cover the uses of chromium picolinate. One suit was settled by agreement of the infringing party to purchase from us all of its requirements for chromium picolinate over a designated period, and the second suit was settled by the infringing party making a payment for past infringement, and agreeing to purchase from us all of its requirements for chromium picolinate over a designated period and to purchase certain minimum amounts of Chromax chromium picolinate standalone finished product over a designated period. We currently have no patent infringement suits pending, and are evaluating bringing other patent infringement suits.

WE WILL BE SUBJECT TO THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT. IF WE ARE UNABLE TO TIMELY COMPLY WITH SECTION 404 OR IF THE COSTS RELATED TO COMPLIANCE ARE SIGNIFICANT, OUR PROFITABILITY, STOCK PRICE AND RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.

Under current rules, we will be required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 as of June 30, 2007. Section 404 requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. This section also requires that our independent registered public accounting firm opine on those internal controls and management’s assessment of those controls.

We identified in our quarterly reports ending September 30, 2006, December 31, 2006 and March 31, 2007 (“Quarterly Reports”) that the internal controls of our subsidiary Iceland Health were not effective and were not designed to ensure that all information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We further concluded that, as of the Evaluation Date (as defined in each Quarterly Report), the disclosure controls and procedures for Nutrition 21, Inc. were not effective to ensure that (i) information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

The Company is continuing its efforts at implementing better controls and systems to eliminate the deficiency. Although we are committed to continue to improve our internal control processes and we will continue to diligently and vigorously review our internal control over financial reporting in order to ensure compliance with the Section 404 requirements, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. Therefore, we cannot be certain that in the future material weaknesses or significant deficiencies will not exist or otherwise be discovered. If material weaknesses or other significant deficiencies occur, these weaknesses or deficiencies could result in misstatements of our results of operations, restatements of our consolidated financial statements, a decline in our stock price, or other material effects on our business, reputation, results of operations, financial condition or liquidity.

IF WE ARE UNABLE TO MAINTAIN A NASDAQ LISTING FOR OUR SECURITIES THE LIQUIDITY OF OUR STOCK WILL BE REDUCED AND INVESTORS MAY BE UNABLE TO SELL THEM, OR MAY BE ABLE TO SELL THEM ONLY AT REDUCED PRICES.

We are currently in compliance with Nasdaq's minimum $1.00 bid price requirement for continued listing on the Nasdaq Capital Market. If we fail to meet the $1.00 bid price requirement for at least 30 consecutive business days, we will be provided time to achieve compliance, generally up to one year provided we satisfy the criteria for continued listing other than the minimum bid price. The period during which our common stock will continue to be listed on the Nasdaq Capital Market may be extended further subject to certain conditions. Throughout this period the Company can regain compliance by maintaining a $1.00 per share bid price for a minimum of 10 consecutive business days. Should the Company not be in compliance at the end of this period, its common stock will be subject to delisting from the Nasdaq Capital Market. Under certain circumstances, to ensure that the company can sustain long-term compliance, Nasdaq may require the closing bid price to equal or to exceed the $1.00 minimum bid price requirement for more than 10 consecutive business days before determining that a company complies with Nasdaq's minimum $1.00 bid price requirement.

The liquidity of our common stock will be reduced if our securities fail to maintain a Nasdaq listing. Purchasers of our common stock would likely find it more difficult to sell our common stock, and the market value of our common stock would likely decline.

In addition, if we fail to maintain a Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in these transactions, which will make it more difficult for purchasers of our common stock to dispose of their shares.

Should we fail to maintain our Nasdaq listing and should we then or thereafter not be listed on the Bulletin Board we will be required to redeem our Series I 6% Convertible Preferred Stock before the four-year period fixed for maturity.

 FORWARD-LOOKING INFORMATION

This prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to the “safe harbor” created by those sections. These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC.

These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus except as required by law.

 THE SECURITIES WE MAY OFFER

We may offer up to 15,000,000 shares of our common stock from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the common stock we may offer. Each time we offer common stock, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the common stock.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the common stock directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of common stock. If we do offer common stock through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them; and

•	the net proceeds to us.

Holders of shares of Common Stock are entitled to share equally on a per-share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities, our assets will be divided pro rata on a per-share basis among the holders of the shares of our Common Stock. There are no conversion or redemption privileges or any sinking fund provisions with respect to the Common Stock.

Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the common stock can elect 100% of the directors of the Company if they choose to do so. The bylaws of the Company require that only a majority of the issued and outstanding shares of Common Stock need be represented to constitute a quorum and transact business at a stockholders' meeting.

We adopted a Shareholder Rights Plan on September 12, 2002. Under this plan, we distributed, as a dividend, one preferred share purchase right for each share of Common Stock held by stockholders of record as of the close of business on September 25, 2002. The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of our stockholders. The Rights will expire on September 11, 2012.

Each Right entitles stockholders to buy one one-thousandth of a share of newly created Series H Participating Preferred Stock of the Company for $3.00 per share. Each one one-thousandth of a share of the Preferred Stock is designed to be the functional equivalent of one share of Common Stock. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock (30% in the case of a person or group that is currently a 15% holder) or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's Common Stock.

If any person or group (an "Acquiring Person") becomes the beneficial owner of 15% or more of the Company's Common Stock (30% in the case of a person that is currently a 15% holder), then (1) the Rights become exercisable for Common Stock instead of Preferred Stock, (2) the Rights held by the Acquiring Person and certain affiliated parties become void, and (3) the Rights held by others are converted into the right to acquire, at the purchase price specified in the Right, shares of Common Stock of the Company having a value equal to twice such purchase price. The Company will generally be entitled to redeem the Rights, at $.001 per Right, until 10 days (subject to extension) following a public announcement that an Acquiring Person has acquired a 15% position.

On March 31, 2005 we issued 9,600 shares of Series I 6% Convertible Preferred Stock ("Preferred Stock"). Each share of Preferred Stock has a stated value of $1,000 per share. The Preferred Stock is convertible into Common Stock at the option of the holders at $1.2535 per share, subject to anti-dilution provisions. Subject to certain conditions, we can force conversion of the Preferred Stock if the volume weighted average price of the common stock is at least $3.76 for 20 consecutive trading days. The Preferred Stock pays cumulative dividends at the annual rate of 6%. Dividends are payable in cash, provided that if certain conditions are satisfied, dividends may be paid in shares of Common Stock valued at 90% of the average of the 20 trading days volume weighted average prices immediately prior to the dividend payment date. The stated value of the Preferred Stock is preferred in liquidation against the holders of Common Stock. The consent of the holders of the Preferred Stock is required before we can issue senior or pari passu stock. The Preferred Stock generally has no voting rights. We must redeem the Preferred Stock at the original issue price plus accrued dividends on March 31, 2009. We must also redeem the Preferred Stock on the occurrence of certain default events.

 USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the common stock offered for general working capital purposes. Pending this use, we will invest the net proceeds in investment-grade, interest-bearing securities.

 LEGAL OWNERSHIP OF COMMON STOCK

We can issue common stock in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have common stock registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of the common stock. These persons are the legal holders of the common stock. We refer to those persons who, indirectly through others, own beneficial interests in common stock that are not registered in their own names, as “indirect holders” of the common stock. As we discuss below, indirect holders are not legal holders, and investors in common stock issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue common stock in book-entry form only, as we will specify in the applicable prospectus supplement. This means common stock may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the common stock on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Common stock issued in global form will be registered in the name of the depositary or its participants. Consequently, for common stock issued in global form, we will recognize only the depositary as the holder of the common stock, and we will make all payments on the common stock to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the common stock.

As a result, investors in a book-entry security will not own common stock directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the common stock is issued in global form, investors will be indirect holders, and not holders, of the common stock.

Street Name Holders

We may terminate a global security or issue common stock in non-global form. In these cases, investors may choose to hold their common stock in their own names or in “street name.” Common stock held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in the common stock through an account he or she maintains at that institution.

For common stock held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the common stock is registered as the holders of the common stock, and we will make all payments on the common stock to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold common stock in street name will be indirect holders, not holders, of the common stock.

Legal Holders

Our obligations, as well as the obligations of any third parties employed by us, run only to the legal holders of the common stock. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the common stock only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders. In such an event, we would seek approval only from the holders, and not the indirect holders, of the common stock. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold common stock through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles dividend payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you common stock registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the common stock if there were an event triggering the need for holders to act to protect their interests; and

•	if the common stock is in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual common stock held by a depositary. Generally, all common stock represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all common stock issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all common stock represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the common stock through another book-entry clearing system or decide that the common stock may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to common stock transfers. We do not recognize an indirect holder as a holder of common stock and instead deal only with the depositary that holds the global security.

If common stock is issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the common stock to be registered in his or her name and cannot obtain non-global Certificates for his or her interest in the common stock, except in the special situations we describe below;

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the common stock and protection of his or her legal rights relating to the common stock, as we describe above;

•	An investor may not be able to sell interests in the common stock to some insurance companies and to other institutions that are required by law to own their common stock in non-book-entry form;

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the common stock must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•
The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the common stock.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold common stock directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in common stock transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate if one of the following special situations occurs:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to common stock represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

 PLAN OF DISTRIBUTION

We may sell the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell common stock through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the common stock, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the common stock offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the common stock offered by the prospectus supplement, other than common stock covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will name the underwriter and describe the nature of any such relationship in the prospectus supplement.

We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with us and perform services for us in the ordinary course of business.

Any underwriters may make a market in the common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any common stock.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

 LEGAL MATTERS

Legal matters relating to the validity of the securities offered hereunder are being passed upon for Nutrition 21 by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 29,775 shares of the common stock of Nutrition 21.

 EXPERTS

The consolidated financial statements and related financial statement schedule of Nutrition 21, Inc. as of June 30, 2006 and 2005 and for each of the years in the three-year period ended June 30, 2006, have been incorporated by reference in this prospectus in reliance upon the report, also incorporated by reference herein, of J. H. Cohn LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing. Also, the financial statements of Iceland Health, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference in this prospectus in reliance upon the report, also incorporated by reference herein, of J. H. Cohn LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.
MATERIAL CHANGES

There have been no material developments since the filing on September 28, 2006 of Nutrition 21's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which are not described in a subsequent report on Form 10-Q, Form 8-K, or Form 8-K/A.

 WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “www.sec.gov.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information set forth in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.
In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus, the prospectus supplement or any free writing prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus or from any sale made under this prospectus that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

The following documents, which have been filed with the SEC by Nutrition 21, are incorporated in this prospectus by reference and made a part of it. The SEC file number for all documents which are incorporated by reference is 0-14983.

1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

2.	The Company's Proxy Statement dated October 4, 2006 for the Company's Annual Meeting held on November 9, 2006.

3.	Quarterly Reports on Form 10-Q for the first, second, and third fiscal quarters ended September 30, 2006, December 31, 2006, and March 31, 2007. and March 31, 2007, respectively

4.	Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 17, 2006, August 29, 2006 and November 21, 2006.

5.	Current Report on Form 8-K/A filed with the SEC on November 8, 2006.

6.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (1) above.

In addition, any amendments to these document and all other reports, proxy statements and other documents of Nutrition 21 hereafter filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated in this prospectus and made a part of it by reference from the date of filing of each of these documents. Statements in this prospectus modify and supersede statements contained in all earlier documents incorporated by reference in this prospectus. Further, all future documents incorporated by reference will modify and supersede this prospectus.

Nutrition 21 undertakes to provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any and all of the information that has been incorporated by reference in the prospectus. Exhibits to the information that is incorporated by reference will be included only if the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Requests should be directed to the Secretary, Nutrition 21 Inc., 4 Manhattanville Road, Purchase, New York 10577, telephone number (914) 701-4503.

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY

Nutrition 21's by-laws provide that Nutrition 21 may indemnify its directors and officers to the fullest extent permitted by law. The New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which the director or officer is adjudged to have breached his duty to the corporation. In addition, the New York Business Corporation Law provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$764.43
Listing fees	$0
Accounting fees and expenses	$5,000
Legal fees and expenses	$5,000
Transfer agent and registrar fees	$0
Printing and miscellaneous expenses	$500
Total	$11,264.43

Item 15.	Indemnification of Officers and Directors

Section 5.3 of Nutrition 21's by-laws provides that Nutrition 21 may indemnify its directors and officers to the fullest extent permitted by law.

Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Nutrition 21 may, however, pay expenses incurred or paid by a director, officer or controlling person of Nutrition 21 in the successful defense of any action, suit or proceeding.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number    Description of Document

1.1	Form of Underwriting Agreement (1)

3.01	Certificate of Incorporation (2)

3.01a	Certificate of Amendment to the Certificate of Incorporation (3)

3.01b	Certificate of Amendment to the Certificate of Incorporation (4)

3.01c	Certificate of Amendment to the Certificate of Incorporation (5)

3.01d	Certificate of Amendment to the Certificate of Incorporation (6)

3.01e	Certificate of Amendment to the Certificate of Incorporation (7)

3.02a	Amended and Restated Bylaws (2)

3.02b	Amended and Restated Bylaws (8)

3.02c	Amendment to the Amended and Restated Bylaws (9)

5.1	Opinion of Oscar D. Folger (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Oscar D. Folger (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1) To be filed as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2) Incorporated by reference to the Company's Report on Form 10-K for 1991.

(3) Incorporated by reference to the Company's Report on Form 8-K dated September 4, 1992.

(4) Incorporated by reference to the Company's Registration Statement on Form S-8 dated August 8, 1996, file No. 333-09801.

(5) Incorporated by reference to the Company's Report on Form 8-K dated August 25, 1997.

(6) Incorporated by reference to the Company's Report on Form 8-K dated August 25, 1997.

(7) Incorporated by reference to the Company's Report on Form 10-K/A for 1998.

(8) Incorporated by reference to the Company’s Report on Form 8-K dated September 18, 2002.

(9) Incorporated by reference to the Company’s Report on Form 8-K dated August 25, 1997.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that

(A) the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Nutrition 21 may, however, pay expenses incurred or paid by a director, officer or controlling person of Nutrition 21 in the successful defense of any action, suit or proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York on the 2nd day of July 2007.

Nutrition 21, Inc.

By: /s/ Paul Intlekofer

Paul Intlekofer
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Intlekofer as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John H. Gutfreund	Chairman of the Board	July 2, 2007

/s/ Paul Intlekofer	Chief Executive Officer and Director	July 2, 2007

/s/ Alan Kirschbaum	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2007

/s/ P. George Benson	Director	July 2, 2007

/s/ John Cassis	Director	July 2, 2007

/s/ Warren D. Cooper	Director	July 2, 2007

/s/ Audrey T. Cross	Director	July 2, 2007

/s/ Marvin Moser	Director	July 2, 2007

INDEX TO EXHIBITS

Exhibit
Number    Description of Document

1.1	Form of Underwriting Agreement (1)

3.01	Certificate of Incorporation (2)

3.01a	Certificate of Amendment to the Certificate of Incorporation (3)

3.01b	Certificate of Amendment to the Certificate of Incorporation (4)

3.01c	Certificate of Amendment to the Certificate of Incorporation (5)

3.01d	Certificate of Amendment to the Certificate of Incorporation (6)

3.01e	Certificate of Amendment to the Certificate of Incorporation (7)

3.02a	Amended and Restated Bylaws (2)

3.02b	Amended and Restated Bylaws (8)

3.02c	Amendment to the Amended and Restated Bylaws (9)

5.1	Opinion of Oscar D. Folger (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Oscar D. Folger (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1) To be filed as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2) Incorporated by reference to the Company's Report on Form 10-K for 1991.

(3) Incorporated by reference to the Company's Report on Form 8-K dated September 4, 1992.

(4) Incorporated by reference to the Company's Registration Statement on Form S-8 dated August 8, 1996, file No. 333-09801.

(5) Incorporated by reference to the Company's Report on Form 8-K dated August 25, 1997.

(6) Incorporated by reference to the Company's Report on Form 8-K dated August 25, 1997.

(7) Incorporated by reference to the Company's Report on Form 10-K/A for 1998.

(8) Incorporated by reference to the Company’s Report on Form 8-K dated September 18, 2002.

(9) Incorporated by reference to the Company’s Report on Form 8-K dated August 25, 1997